EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of the 14th day of October, 2022 (the “Effective Date”), by and between Your Super HLCO LLC, a Delaware limited liability company (the “Company”) and wholly owned subsidiary of The Healing Company Inc. (“HLCO”), and Michael Kuech, an individual (“Employee”).

WITNESSETH:

WHEREAS, the Company desires to employ Employee as its President, and Employee desires to be employed by the Company in such capacity for the period and on the terms and conditions set forth herein; and

WHEREAS, the Company and Employee desire to enter into this Agreement to set forth the terms and conditions of Employee’s employment.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, it is hereby covenanted and agreed by the Company and Employee as follows:

1. Employment Period. The Company agrees to employ Employee pursuant to the terms of this Agreement, and Employee agrees to be so employed commencing as of the Effective Date and continuing for an initial term of three (3) years (the “Initial Term”) and shall automatically renew for successive one (1) year terms (each a “Renewal Term”) unless and until terminated in accordance with this Agreement. The Initial Term and the Renewal Terms, if any, are referred to herein as the “Employment Period.”

2. Performance of Duties; Location. During the Employment Period, Employee shall serve as the President of the Company. In his capacity as the President of the Company, Employee shall be responsible for day-to-day operations of the “Your Super” brand and shall perform all duties and have all authority incident to the position of President of the Company, including, without limitation, such duties as set forth on Exhibit A. Employee agrees that during the Employment Period, Employee shall devote his full time, attention, energy, skill and efforts to the performance of his duties under this Agreement, render such services to the best of his ability, and use his good faith efforts to promote the interests of the Company. Nothing in this Agreement shall preclude Employee from devoting reasonable time required for (x) providing services to charities, organizations and non-competing companies and/or businesses (including without limitation, serving as a member of the board of directors thereof), (y) accepting speaking engagements and authoring books, articles and other commentary and (z) managing his personal investments and affairs; which personal investments and affairs shall not be deemed (1) a breach of the provisions of this Agreement and/or (2) a conflict of interest with the Company or its affiliates. The Company and Employee acknowledge and agree that Employee will perform all of his duties remotely.

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3. Use of Likeness. During the Employment Period, Employee hereby grants to the Company the rights to utilize his name, nickname, images, likeness, endorsement, voice, picture and photograph, facsimile signature, avatar, biographical data, founder story and statements (collectively, the “Employee Likeness”) to promote and market the Company in all forms of advertising, promotion, marketing and other communications for distribution through, including, but not limited to, all types of print, POS billboards or displays, press releases, packaging, event promotional materials, television, cinema, outdoor signage, Internet, new media (including, but not limited to, distribution via mobile technology and podcasts) and radio, in each case, subject to Employee’s approval; provided that such approval shall be deemed given by Employee if Employee does not object to the Company’s use of the Employee Likeness in writing. Employee acknowledges and agrees that the compensation outlined in Section 4 of this Agreement shall also serve as compensation for the Company’s use of the Employee Likeness during the Employment Period; provided that, upon termination of Employee’s employment with the Company, for any reason, Employee and the Company shall mutually agree on compensation for the Company’s continued use of the Employee Likeness.

4. Compensation. Subject to the terms and conditions of this Agreement, during the Employment Period, Employee shall be compensated by the Company for Employee’s services and the Company’s use of the Employee Likeness as follows:

(a) Employee shall receive a rate of salary that is not less than Two Hundred and Twenty-Five Thousand Dollars ($225,000.00) and Thirty Thousand Euros (€30,000.00) per year, which shall be payable in accordance with the Company’s regular payroll procedures and policies and subject to normal and customary tax withholding and other deductions (the “Salary”). The Salary shall increase to Two Hundred and Fifty Thousand Dollars ($250,000.00) and Fifty Thousand Euros (€50,000.00) on the six (6) month anniversary of the Effective Date in the event the Company achieves certain mutually agreed upon performance thresholds. During the thirty (30)-day period prior to the expiration of each calendar year during the Employment Period, Employee’s Salary shall be reviewed by the board of directors of the Company (the “Board”) to determine whether an increase in Employee’s rate of compensation is appropriate, which determination shall be within the sole discretion of the Board.

(b) Employee shall be eligible to receive an annual bonus in an amount up to One Hundred and Fifty Thousand Dollars ($150,000.00) (the “Bonus”), based on performance goals as to be established and approved by the Board and Employee. The Board shall review the amount of the Bonus during the thirty (30) day period prior to the expiration of each calendar year during the Employment Period, in order to determine whether the maximum Bonus amount for the subsequent calendar year should be adjusted upward based on market compensation for similar positions. The performance goals for Employee shall be established by the Board and Employee within thirty (30) days following the commencement of each calendar year during the Employment Period (beginning with the calendar year 2023). The Bonus shall be computed and paid to Employee at such time and in such manner as the Board shall determine, but the Company shall make reasonable efforts to pay such Bonus promptly after completion of the applicable calendar year and in no event later than ninety (90) days following the end of the preceding calendar year.

(c) Employee shall receive options to purchase 300,000 shares of restricted common stock of HLCO (“Incentive Equity”), subject to the following vesting schedule:

(i) options to purchase 100,000 shares of restricted common stock of HLCO shall vest if EBITDA (as hereinafter defined) of the Company is greater than $1,500,000 for the period commencing on the Effective Date and ending on June 30, 2023;

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(ii) options to purchase 100,000 shares of restricted common stock of HLCO shall vest if EBITDA of the Company is greater than $2,000,000 for the period commencing on July 1, 2023 and ending on June 30, 2024; and

(iii) options to purchase 100,000 shares of restricted common stock of HLCO shall vest if EBITDA of the Company is greater than $2,500,000 for the period commencing on July 1, 2024 and ending on June 30, 2025.

(d) Employee shall be reimbursed by the Company for all reasonable business, promotional, travel and entertainment expenses incurred or paid by Employee during the Employment Period in the performance of Employee’s services under this Agreement that are consistent with the Company’s policies in effect from time to time, including, without limitation, parking, car and cell phone expenses, in each case, provided that Employee furnishes to the Company appropriate documentation in a timely fashion required by the Internal Revenue Code in connection with such expenses and shall furnish such other documentation and accounting as the Company may from time to time reasonably request, and provided further that any such proposed expense in an amount greater than $1,000 shall require preapproval by the Company.

(e) Employee shall be entitled to all scheduled holidays of the Company, and a minimum of thirty (30) days of paid vacation per year (subject to increase in the sole discretion of the Board).

(f) Employee shall be eligible to participate in the benefits made generally available by the Company to the Company’s management team, in accordance with the benefit plans established by the Company, and as may be amended from time to time in the Company’s sole discretion.

For purposes of this Agreement, “EBITDA” shall be calculated by gross revenue derived from the sale of the products of the Company, net of sales tax (or other taxes), returns, and promotions (e.g., discounts), less operating costs, plus depreciation and amortization consistent with historical financial accounts.

5. Termination. Employee’s employment hereunder may be terminated prior to the expiration of the Employment Period under the following circumstances:

(a) Death. Employee’s employment hereunder shall automatically terminate upon Employee’s death.

(b) Total Disability. The Company may terminate Employee’s employment hereunder at any time during the Employment Period upon Employee becoming “Totally Disabled.” For purposes of this Agreement, “Totally Disabled” means any physical or mental ailment or incapacity as determined by a licensed physician in good standing, which has prevented, or is reasonably expected (as determined by a licensed physician in good standing) to prevent, Employee from performing the duties incident to Employee’s employment hereunder which has continued for a period of either (A) one hundred twenty (120) consecutive days or (B) one hundred eighty (180) total days in any twelve (12) month period; provided, however, that Employee receives at least thirty (30) days’ written notice prior to such termination.

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(c) Termination by the Company for Cause. The Company may terminate Employee’s employment hereunder at any time during the Employment Period for “Cause.” For purposes of this Agreement, “Cause” shall mean:

(i) a willful and continued failure by Employee to (x) substantially perform his duties to the Company or (y) comply with reasonable directions of the Board (other than as a result of Employee’s Total Disability);

(ii) gross negligence or willful misconduct of Employee in the performance of Employee’s duties to the Company that materially damages the business of the Company;

(iii) conviction of Employee of a felony involving breach of trust or moral turpitude;

(iv) any act by Employee constituting embezzlement, misappropriation or fraud or material dishonesty, whether or not related to Employee’s employment with the Company;

(v) willful unauthorized disclosure of Confidential Information (as hereinafter defined); or

(vi) Employee’s chronic absence from work other than by reason of a serious health condition or disability.

Notwithstanding the foregoing, “Cause” for termination shall not be deemed to exist with respect to Employee’s acts as described above, unless the Company shall have given written notice to Employee within a period not to exceed thirty (30) days of the Company's knowledge of the initial existence of the occurrence, specifying the “Cause” with reasonable particularity and, solely with respect to (i), (ii) and (iii) above, within thirty (30) days after such notice, Employee shall not have cured or eliminated the problem or thing giving rise to such “Cause”.

(d) Termination by the Company without Cause. The Company may terminate Employee’s employment hereunder at any time during the Employment Period for any or no reason upon thirty (30) days’ prior written notice.

(e) Termination by Employee for Good Reason. Employee may terminate Employee’s employment with the Company for “Good Reason”; provided, however, that (i) Employee provides written notice to the Company specifying in reasonable detail the occurrence claimed to provide the basis for such termination within a period not to exceed thirty (30) days of Employee’s knowledge of the initial existence of the occurrence, (ii) if such circumstances are correctable, the Company fails to correct the circumstances set forth in Employee’s notice of termination within twenty (20) days of receipt of such notice, and (iii) Employee actually terminates employment within sixty (60) days following the date Employee provides such notice. Failure to provide notice by Employee to the Company of the Good Reason occurrence in the manner set forth herein will be deemed waiver of the right to terminate for Good Reason with respect to such occurrence. For purposes of this Agreement, “Good Reason” shall mean:

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(i) any material reduction in, or failure to timely pay, the Salary (that does not correspond to any material change or reduction in the duties of Employee which is at the request or with the consent of Employee);

(ii) any involuntary material diminution in the Employee’s duties, authorities or responsibilities (other than temporarily while physically or mentally incapacitated or as required by applicable law);

(iii) any change to Employee’s title to which Employee did not consent in writing; or

(iv) the material breach by the Company of any material obligations under this Agreement.

(f) Voluntary Termination by Employee other than for Good Reason. Employee may terminate Employee’s employment hereunder at any time by providing written notice to the Company at least thirty (30) days prior to the effective date of Employee’s voluntary termination.

(g) Notice of Termination. Any termination by the Company or by Employee under this Agreement shall be communicated by written notice to the other party pursuant to Section 12 below.

For avoidance of doubt, the Company may not terminate Employee’s employment hereunder for any reason except for the reasons described in this Section 5.

6. Obligations and Compensation Following Termination of Employment. In the event that Employee’s employment hereunder is terminated, Employee shall have the following obligations and shall be entitled to the following compensation and benefits upon such termination, and nothing else:

(a) Voluntary Termination by the Employee for Good Reason or Termination by Company other than for Cause. In the event that (i) Employee terminates Employee’s employment for Good Reason in accordance with Section 5(e) above, or (ii) the Company terminates Employee’s employment in any manner other than for Cause, in any case, but subject to Employee’s compliance with the provisions contained in Sections 6(c) and 6(d), the Company shall: (x) pay to Employee the Accrued Benefits (as defined below); (y)(1) if Employee has been employed by the Company for twelve (12) months or less, pay to Employee an amount equal to one-twelfth (1/12) of the Salary at the time of such termination or (2) if Employee has been employed by the Company for more than twelve (12) months, pay to Employee an amount equal to three-twelfths (3/12) of the Salary at the time of such termination, in each case, payable to Employee in accordance with the Company’s regular payroll procedures; and (z) promptly cause any Incentive Equity held by Employee to immediately and fully vest and become exercisable in full, as applicable. For purposes of this Agreement, “Accrued Benefits” shall mean:

(i) any unpaid Salary through the effective date of termination and for any accrued vacation in accordance with Company policy;

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(ii) reimbursement for any unreimbursed business expenses incurred through the effective date of termination of Employee’s employment; and

(iii) all other payments, benefits or fringe benefits to which Employee may be entitled to as of the effective date of termination of Employee’s employment under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant.

(b) Termination by the Company for Cause or Voluntary Termination by Employee other than for Good Reason. In the event that Employee’s employment is terminated by the Company for Cause pursuant to Section 5(c) above, or due to Employee’s voluntary resignation other than for Good Reason pursuant to Section 5(f) above, the Company shall pay to Employee the Accrued Benefits and nothing else.

(c) Employee’s Obligation to Execute a General Release. In the event that Employee’s employment is terminated for any reason, the Company’s obligation to pay Employee the amounts set forth above in this Section 6 (with the exception of the Accrued Benefits) shall be conditioned upon Employee (or Employee’s estate or beneficiary, as applicable) executing, and the effectiveness within thirty (30) days after such termination of employment of, a valid waiver and release of all claims that Employee may have against the Company under this Agreement in a form reasonably satisfactory to the Company. Such release shall pertain solely to Employee’s capacity as an employee of the Company under this Agreement and not with respect to (i) Employee’s status as a stockholder of the Company, or (ii) any other agreement entered into by Employee with the Company, including but not limited to any of the Company’s corporate governance documents or stockholders agreements, as the same may be amended and/or restated from time to time.

(d) Return of Company Property. In the event that Employee’s employment is terminated for any reason, Employee (or Employee’s estate or legal representative, as the case may be) shall be obligated to immediately return all property of the Company or any of its affiliates in Employee’s (or their) possession as of the effective date of termination, including, but not limited to, (i) cell phones, personal computers or other electronic devices provided by the Company, including all files resident on such devices, (ii) all memoranda, notes, records, files or other documentation, whether made or compiled by Employee alone or in conjunction with others (regardless of whether such persons are employed by the Company), (iii) all proprietary or other information of the Company and its affiliates (originals and all copies) which is in Employee’s control or possession (or that of Employee’s estate or legal representative, as the case may be), and (iv) any and all other property of the Company and its affiliates which is in Employee’s control or possession (or that of Employee’s estate or legal representative, as the case may be), whether directly or indirectly. Notwithstanding the foregoing, Employee may retain Employee’s address books provided that such items only include contact information. To the extent that the Employee is provided with a cell phone number by the Company during employment, the Company shall cooperate with Employee in transferring such cell phone number to Employee’s individual name following termination.

7. Restrictive Covenants. Employee covenants and agrees that:

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(a) Confidential Information. During the Employment Period and at all times thereafter, Employee shall keep secret and retain in strictest confidence, and shall not use for Employee’s benefit or the benefit of others, except in connection with the business and affairs of the Company and its affiliates, all confidential matters relating to the Company’s business or to the Company and its affiliates learned by Employee heretofore or hereafter directly or indirectly from the Company and its affiliates, including, without limitation, information with respect to (i) operations, (ii) sales figures, (iii) profit or loss figures and financial data, (iv) costs, (v) customers, clients, and customer lists (including, without limitation, credit history, repayment history, financial information and financial statements), (vi) recipes and formulas, and (vii) plans (collectively, the “Confidential Information”) and shall not disclose such Confidential Information to anyone outside of the Company and its affiliates except with the Company’s express written consent and except for Confidential Information which (1) is at the time of receipt or thereafter becomes publicly known through no wrongful act of Employee or (2) is received from a third party not under an obligation to keep such information confidential and without breach of this Agreement. Employee further agrees that Employee shall not make any statement or disclosure that (x) would be prohibited by applicable federal or state laws or (y) is intended or reasonably likely to be detrimental to the Company or any of its subsidiaries or affiliates.

(b) Non-Solicitation. During the Employment Period and for twelve (12) months thereafter (the “Restricted Period”), Employee shall not, without the prior written consent of the Board, directly or indirectly:

(i) solicit any employee or consultant of the Company and/or any of its subsidiaries or encourage such employee or consultant to leave such employment or engagement, except pursuant to a general solicitation which is not directed specifically to any such employees or consultants, or hire or engage any such employee or consultant; provided, however, that nothing in this Section 7(b)(i) shall prevent Employee from hiring (x) any employee or consultant whose employment or engagement has been terminated by the Company (y) after one hundred eighty (180) days from the date of termination or employment or engagement, any employee or consultant whose employment or engagement has been terminated by such employee or consultant or (z) any consultant, so long as such consultant is not engaged by Employee to provide services for a Competitive Business (as defined below). Notwithstanding the foregoing and for the avoidance of doubt, a general solicitation published in a newspaper, over the Internet or through other publication of general circulation (including without limitation, LinkedIn and other social media) that is not specifically targeted at the Company’s employees, agents, consultants or representatives shall not be deemed to violate this Section 7(b)(i); or

(ii) (A) solicit, or encourage, entice or make an offer or proposal to any customer, client, supplier, vendor, licensor, licensee, partner or joint venturer (each, a “Company Business Relationship”) that is or was engaged by or doing business with the Company or its subsidiaries at any time during the Employment Period, in each case for the purpose of obtaining business or contracts related to or otherwise in connection with or for the benefit of any Competitive Business; (B) solicit, entice, encourage, cause or seek to cause any Company Business Relationship to not do business with, or to terminate or reduce or change the level or nature of business done with, or to adversely influence or alter its relationship with, the Company or its subsidiaries; or (C) divert or take away, or attempt to divert or take away, any Company Business Relationship from being engaged by or doing business with the Company or its subsidiaries in connection with or for the benefit of any Competitive Business.

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(c) Non-Compete.

(i) During the Restricted Period, Employee expressly shall not, directly or indirectly, without the prior written consent of the Board, own, manage, operate, join, control, franchise, license, receive compensation or benefits from, or participate in the ownership, management, operation, or control of, or be employed or be otherwise connected in any manner with, a Competitive Business; provided, however, that the foregoing shall not prohibit Employee from acquiring securities of any entity solely as an investment and so long as Employee is not part of any control group of such entity and such securities, alone or if converted, do not constitute more than five percent (5%) of the outstanding voting power of that entity. For purposes hereof, “Competitive Business” means any person, corporation or other entity which manufactures, sells or attempts to sell superfoods.

(d) Records. All memoranda, notes, lists, records and other documents (and all copies thereof) made or compiled by Employee or made available to Employee by the Company concerning the Company’s business or the Company shall be the Company’s property and shall be delivered to the Company at any time on request.

(e) Acknowledgment. Employee acknowledges and agrees that the restrictions set forth in this Section 7 are critical and necessary to protect the Company’s legitimate business interests (including the protection of its Confidential Information); are reasonably drawn to this end with respect to duration, scope, and otherwise; are not unduly burdensome; are not injurious to the public interest; and are supported by adequate consideration. Employee also acknowledges and agrees that, in the event that Employee breaches any of the provisions in this Section 7, the Company shall suffer immediate, irreparable injury and will, therefore, be entitled to injunctive relief, in addition to any other damages to which it may be entitled, as well as the costs and reasonable attorneys’ fees it incurs in enforcing its rights under this Section 7. Employee further acknowledges that any breach or claimed breach of the provisions set forth in this Agreement will not be a defense to enforcement of the restrictions set forth in this Section 7.

(f) Intellectual Property Ownership. Employee hereby assigns to the Company all rights, including, without limitation, copyrights, patents, trade secret rights, and other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, works of authorship, Confidential Information or trade secrets (i) that Employee conceives, develops, discovers or makes in whole or in part during Employee’s employment (whether before or during the Employment Period) by the Company that relate to the business of the Company or any affiliate of the Company or the actual or demonstrably anticipated research or development of the Company or any affiliate of the Company, or (ii) that result from any work Employee performs for the Company or any affiliate of the Company (collectively, the “Work Product”). Without limiting the foregoing, to the extent possible, all software, compilations and other original works of authorship included in the Work Product will be considered a “work made for hire” as that term is defined in Title 17 of the United States Code. If, notwithstanding the foregoing, Employee for any reason retains any right, title or interest in or relating to any Work Product, Employee agrees promptly to assign, at the Company’s expense, in writing and without any requirement of further consideration, all such right, title, and interest to the Company. Upon request of the Company at any time during or after the Employment Period, Employee will take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to evidence, perfect, record or otherwise give full and proper effect to any assignments of rights under or pursuant to this Agreement, in each case, at the Company’s expense. Employee will promptly disclose to the Company any such Work Product in writing.

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8. Indemnification.

(a) The Company shall indemnify Employee to the fullest extent permitted by Delaware law against all claims, actions, costs, expenses, liabilities, and losses (including without limitation, attorneys’ fees, judgments, fines, penalties, and ERISA excise taxes), incurred by Employee in connection with an Identifiable Proceeding that arises from or relates to any acts, events, or omissions that occur on or after the Effective Date of this Agreement. For purposes of this Section 8, “Identifiable Proceeding” shall mean any identifiable action, suit, or proceeding, whether civil or criminal, administrative or investigative (other than any such action, suit or proceeding initiated by Employee or the Company related to any contest or dispute between Employee and the Company or any of its affiliates with respect to this Agreement or the Employee’s employment hereunder) in which Employee is made a party to, or a witness in, such action, suit, or proceeding by reason of the fact that Employee is or was an officer, director or employee of the Company or is or was serving as an officer, director, shareholder, employee, trustee, or agent of any other entity at the request of the Company. To the extent that the Company maintains an insurance policy or policies providing liability insurance for directors, officers, employees, agents or fiduciaries of the Company, Employee shall be covered by such policy or policies in accordance with its or their terms.

(b) The Company shall not settle any Identifiable Proceeding or claim in any manner which would impose on Employee any penalty or limitation without Employee’s prior written consent. Employee will not withhold consent to any proposed settlement of an Identifiable Proceeding unreasonably.

9. Successors; Assignment. This Agreement shall be binding on, and inure to the benefit of, each of the parties and their permitted successors and assigns. This Agreement may be assigned by the Company to a successor in interest in connection with a sale of all or substantially all of the assets or securities of the Company.

10. Severability. The provisions of this Agreement are severable, and the unenforceability of any provision of this Agreement shall not affect the enforceability of the remainder of this Agreement. The parties acknowledge that it is their intention that if any provision of this Agreement is determined by a court or arbitrator of competent jurisdiction to be unenforceable as drafted, that provision should be construed in a manner designed to effectuate the purpose of that provision to the greatest extent possible under applicable law.

11. Waiver of Breach. The waiver by either the Company or Employee of a breach of any provision of this Agreement shall not operate as or be deemed a waiver of any subsequent breach by either the Company or Employee.

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12. Notice. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) one business day after being sent to the recipient by reputable overnight courier service, (iii) one business day after being sent to the recipient by facsimile transmission with confirmation or electronic mail, (iv) upon receipt if via facsimile or email, or (v) four (4) business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed:

(a) to Employee addressed as follows:

Michael Kuech

2915 Tuna Canyon Road

Topanga, CA 90290

Email: michael@michaelkuech.com

(b) to the Company addressed as follows:

Your Super HLCO LLC

Ten Grand Street, 11th Floor

Brooklyn, NY 11249

Attention: Simon Belsham

Email: simon@healingcompany.com

13. Amendment. This Agreement may be amended only by mutual agreement of the parties in writing without the consent of any other person and no person, other than the parties thereto (and Employee’s estate upon Employee’s death), shall have any rights under or interest in this Agreement or the subject matter hereof.

14. Applicable Law. The provisions of this Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without regard to the conflicts of laws principles thereof.

15. Interpretation. This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. Sections and section headings contained in this Agreement are for reference purposes only, and shall not affect in any manner the meaning or interpretation of this Agreement. Whenever the context requires, references to the singular shall include the plural and the plural the singular.

16. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

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17. Authority. Each party represents and warrants that (i) such party has the right, power and authority to enter into and execute this Agreement and to perform and discharge all of the obligations hereunder, (ii) such party is not a party to any agreement or understanding, written or oral, and is not subject to any restriction, which, in either case, could prevent such party from entering into this Agreement or performing all of such party’s duties and obligations hereunder, and (iii) this Agreement constitutes the valid and legally binding agreement and obligation of such party and is enforceable in accordance with its terms.

18. Tax Matters.

(a) Withholding. The Company may withhold from any and all amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(b) Section 409A Compliance.

(i) The intent of the parties is that payments and benefits under this Agreement be exempt from, or comply with, Internal Revenue Code Section 409A and the regulations promulgated thereunder (collectively “Code Section 409A”) and shall be interpreted to be in a manner consistent with such intention. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Employee by Code Section 409A or any damages for failing to comply with Code Section 409A.

(ii) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If the Employee is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is specified as subject to this section or that is otherwise considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Employee, and (B) the date of the Employee’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 18(b)(ii) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Employee in a lump sum and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(iii) All expenses or other reimbursements under Section 4(d) hereof shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Employee (provided that if any such reimbursements constitute taxable income to the Employee, such reimbursements shall be paid no later than March 15 of the calendar year following the calendar year in which the expenses to be reimbursed were incurred), and no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year.

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(iv) For purposes of Code Section 409A, the Employee’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

19. Entire Agreement. This Agreement is intended to be the final, complete, and exclusive statement of the terms of Employee’s employment by the Company and may not be contradicted by evidence of any prior or contemporaneous statements or agreements, except for agreements specifically referenced herein. To the extent that the practices, policies or procedures of the Company, now or in the future, apply to Employee and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control. Any subsequent change in Employee’s duties, position, or compensation will not affect the validity or scope of this Agreement.

20. Dispute Resolution. Any dispute or controversy arising under or relating to this Agreement and Employee’s employment with the Company (whether based on contract or tort or other common law or upon any federal, state or local statute or regulation, including, without limitation, claims of discrimination, harassment and retaliation under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act and similar federal, state and local fair employment practices laws) shall, at the election of either Employee or the Company, be submitted to Judicial Arbitration and Mediation Services, Inc. (“JAMS”) for resolution in arbitration in accordance with the then current rules and procedures of JAMS for employment-related disputes. Either party shall make such election by delivering written notice thereof to the other party at any time (but not later than thirty (30) days after such party receives notice of the commencement of any administrative or regulatory proceeding or the filing of any lawsuit relating to any such dispute or controversy), and thereupon any such dispute or controversy shall be resolved only in accordance with the provisions of this Section 20. Any such arbitration proceedings shall take place in Venice, California before a single arbitrator (rather than a panel of arbitrators), pursuant to any available streamlined or expedited (rather than a comprehensive) arbitration process and in accordance with an arbitration process which, in the judgment of such arbitrator, shall have the effect of reasonably limiting or reducing the cost of such arbitration for both parties. The resolution of any such dispute or controversy by the arbitrator appointed in accordance with the procedures of JAMS shall be final and binding. Judgment upon the award rendered by such arbitrator may be entered in any court having jurisdiction thereof, and the parties consent to the jurisdiction of the courts of Illinois for this purpose; provided, however, the parties may agree after the commencement of a proceeding to hold the arbitration in another jurisdiction. If, at the time any dispute or controversy arises with respect to this Agreement, JAMS is no longer providing arbitration services, then the American Arbitration Association shall be substituted for JAMS for purposes of this Section 20, and the arbitration will be conducted in accordance with the then current AAA Employment Arbitration Rules & Mediation Procedures.

[Remainder of page intentionally left blank; signature page and Exhibit A follow.]

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IN WITNESS WHEREOF, Employee and the Company have executed this Employment Agreement as of the Effective Date.

EMPLOYEE:

/s/ Michael Kuech
MICHAEL KUECH

COMPANY:

YOUR SUPER HLCO LLC

By:	/s/ Simon Belsham
Name: Simon Belsham
Title: Authorized Officer

[Signature Page to Employment Agreement]

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Exhibit A

Specific Duties

Employee shall provide the following services to the Company during the Employment Period:

1. Assist the Company’s executive team in preparing business strategies for the Company’s Your Super division.

2. Manage the Your Super division’s performance.

3. Prepare the Your Super division’s business plan.

4. Assist the Company’s Chief Executive Officer in preparing the annual budget for the Your Super division.

5. Support the Company in fundraising efforts.

6. Geschäftsführer of the Your Super German business.

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